Exhibit 10.12

The Directors

GBS Inc.

708 Third Avenue, 6th Floor

New York, New York 10017

Dear Directors

Confirmation of Equity Support

In order to support compliance by GBS Inc. (“GBS”) with the stockholders’ equity requirements for continued listing on its principal exchange, commencing upon the completion of GBS’s initial public offering (the “IPO”) and continuing until the second anniversary thereof, GBS shall have the option (the “Option”) to sell to IQX Ltd from time to time, and upon exercise of the Option by GBS as set forth in this letter, IQX Ltd shall have the obligation to purchase from GBS, its proportionate share of up to $9,300,000 in shares of GBS common stock, at a purchase price per share equal to the greater of the public offering price in the IPO and the last closing sale price prior to the exercise of the Option. The “proportionate share” shall be the ratio that the number of shares of Life Science Biosensor Diagnostics Pty Ltd (“LSBD”) held by it as of the date of the IPO bears to the aggregate number of shares of LSBD held by it and iQnovate Ltd as the date of the IPO.

Such purchases shall be made not later than five business days after GBS notifies IQX Ltd in writing that it is exercising the Option, which notice shall state (i) that it reasonably expects its stockholders’ equity will be less than the minimum requirement for continued listing on the principal exchange as of the end of the current fiscal quarter, or that its actual stockholders’ equity was less than such amount as of the end of the most recently completed fiscal quarter, (ii) the amount of the deficiency, (iii) the dollar amount as to which the Option is being exercised, and (iv) the purchase price per share. IQX Ltd’s obligation to purchase shares of GBS common stock in connection with such notice shall be limited to an amount no greater than its proportionate share of the sum of such deficiency plus 25% of the minimum stockholders’ equity requirement (but in any event shall not exceed, in the aggregate, IQX Ltd’s proportionate share of $9,300,000).

IQX Ltd hereby represents and warrants that: (a) it has been advised that the shares of the Company’s common stock issuable upon exercise of the Option (the “Shares”) have not been registered under the Securities Act of 1933, as amended (the “Act”), that the Shares may not be offered or sold, directly or indirectly, unless registered (or exempt from registration) under the Act and the securities laws of all applicable states, and that any certificates representing the Shares will bear a legend to such effect; (b) it is acquiring the Shares for its account for investment purposes only; (c) it has no present intention of selling or otherwise disposing of the Shares in violation of the securities laws; (d) it is an “accredited investor” as defined by Rule 501 of Regulation D promulgated under the Act; (e) it has had both the opportunity to ask questions and receive answers from the officers and directors of the Company and all persons acting on its behalf concerning the terms and conditions of the offer made hereunder; (f) it is familiar with the proposed business, management, financial condition and affairs of the Company; (g) it has full power, authority and legal capacity to execute and deliver this letter and any documents contemplated herein or needed to consummate the transactions contemplated in this letter; and (h) this letter constitutes a legal, valid and binding obligation, and is enforceable against it.

Signed for and behalf of IQX Ltd

Dr George Syrmalis

CEO & Director